Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

50 Fremont Street

San Francisco, CA 94105-2228

September 1, 2005

Zions Bancorporation

One South Main, Suite 1134

Salt Lake City, Utah 84111

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Zions Bancorporation, a Utah corporation (the “Company”), in connection with the Registration Statement on Form S-4 (Registration No. 333-127636) (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of shares of Common Stock, no par value, of the Company (the “Shares”), to be issued in connection with the merger contemplated by the Agreement and Plan of Merger dated as of July 5, 2005, by and among the Company, Independence Merger Company, Inc., a Texas corporation and a direct wholly owned subsidiary of the Company, and Amegy Bancorporation, Inc., a Texas corporation (the “Merger Agreement”), which Merger Agreement is described in the Registration Statement and filed as an exhibit thereto.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Utah. With respect to all matters of Utah law, we have relied upon the opinion, dated the date hereof, of Callister, Nebeker & McCullough, a Professional Corporation, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Callister, Nebeker & McCullough, a Professional Corporation.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Proxy Statement/Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP